HMS Holdings Corp. INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK COMMN STOCK THIS CERTIFICATE IS TRANSFERABLE IN RIDGEFIELD PARK, NJ AND NEW YORK, NY IS THE OWNER OF FULLY PAID AND NON- ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE PAR VALUE, OF HMS-Holdings Corp. trnaferable on the books of the Corporation by said owner in person, or by duly authorized attorney, upon surrender of this certificate property endorsed. This certificate and the shares prepresented hereby are subject to all of the terms, conditions and limitations of the certificate of